Exhibit 10.1

SHARE LENDING AGREEMENT

Dated as of February 11, 2008

Among

FLOTEK INDUSTRIES, INC. (“Lender”),

and

BEAR, STEARNS INTERNATIONAL LIMITED (“Borrower”), through BEAR,

STEARNS & CO. INC., as agent for Borrower (“Borrowing Agent”).

This Agreement sets forth the terms and conditions under which Borrower may borrow from Lender shares of its Common Stock.

The parties hereto agree as follows:

SECTION 1. Certain Definitions. The following capitalized terms shall have the following meanings:

“Business Day” means a day, other than a Saturday or Sunday, on which (i) regular trading occurs in the principal trading market for the Common Stock and (ii) the Clearing Organization is open.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to by Borrower and Lender, a Securities Intermediary at which Borrower (or Borrowing Agent) and Lender both maintain accounts.

“Closing Price” on any day means, with respect to the Common Stock (i) if the Common Stock is listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or is included in the OTC Bulletin Board Service (operated by the Financial Industry Regulatory Authority, Inc.), the last reported sale price, regular way, in the principal trading session on such day on such market on which the Common Stock is then listed, admitted to trading or included (or, if the day of determination is not a Business Day, the last preceding Business Day) and (ii) if the Common Stock is not so listed or admitted to trading or if the last reported sale price is not obtainable (even if the Common Stock is listed, admitted to trading or included on such market), the average of the bid prices for the Common Stock obtained from as many dealers in the Common Stock (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices to the Borrower.

“Common Stock” means shares of Common Stock, par value $0.0001 per share, of Lender, or any other security into which the Common Stock shall be exchanged or converted as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy).

“Convertible Notes” means the $100,000,000 aggregate principal amount of 5.25% Convertible Senior Notes due 2028 issued by Lender, or up to $115,000,000 aggregate principal amount to the extent the option to purchase additional Convertible Notes (the “Option”) is exercised in full as set forth in the underwriting agreement relating to the Convertible Notes.

“Convertible Notes Settlement Date” means February 14, 2008.

“Cutoff Time” shall mean 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned Shares must be made by Borrower or Lender to the other, as shall be determined in accordance with market practice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Guarantor” means Bear Stearns Companies Inc.

“Indenture” means the Indenture dated February 14, 2008, as supplemented by the First Supplemental Indenture dated February 14, 2008, each amongst Lender, the guarantors party thereto and American Stock Transfer & Trust Company, as trustee, pursuant to which the Convertible Notes are to be issued, as such Indenture is in effect as of the Convertible Notes Settlement Date.

“Lender’s Designated Account” means the securities account of Lender maintained on the books of Borrower, as Securities Intermediary, and designated “Flotek Industries, Inc.” (account number 353-09741-1-6), established simultaneously with the execution of this Agreement.

“Loaned Shares” means shares of Common Stock initially transferred to the Borrower in a Loan hereunder until such Loan or portion thereof is terminated and a corresponding number of Loaned Shares is transferred to Lender pursuant to this Agreement; provided that in respect of any such share of Common Stock initially transferred to the Borrower by Lender and subsequently transferred by the Borrower to another transferee, “Loaned Shares” means an equivalent number of shares of identical Common Stock. If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of Loaned Shares under outstanding Loans shall, effective as of the payment or delivery date of any such event, be proportionately increased or decreased, as the case may be. If any new or different security (or two or more securities) shall be exchanged for the outstanding shares of Common Stock as the result of any reorganization, merger, consolidation, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), such new or different security (or such two or more securities collectively) shall, effective upon such exchange, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made, and in the same proportion for which such exchange is made. For purposes of return of Loaned Shares by Borrower or purchase or sale of securities pursuant to Section 4 or Section 10, such term shall mean securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences.

“Maximum Number of Shares” means 3,800,000 shares of Common Stock, subject to the following adjustments:

(a) If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, the Maximum Number of Shares shall, effective as of the payment or delivery date of any such event, be proportionally increased or decreased, as the case may be.

(b) If, pursuant to a merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), the Common Stock is exchanged for, or converted into, cash, the Maximum Number of Shares shall be proportionately reduced (to the extent Common Stock is exchanged for, or converted into, cash) on the effective date of such event.

(c) If any Convertible Notes are tendered for conversion to Lender in accordance with the terms of such Convertible Notes, the Maximum Number of Shares shall, effective as of the date Lender delivers cash and/or shares of Common Stock in satisfaction of the related conversion obligation, be reduced by a number of shares of Common Stock (rounded down to the nearest whole share) equal to the product of the Maximum Number of Shares immediately prior to such conversion and a fraction, the numerator of which is the principal amount of Convertible Notes tendered for conversion and the denominator of which is the principal amount of Convertible Notes outstanding as of initial issuance (plus any amount of Convertible Notes issued pursuant to the Option).

(d) Upon the termination of any Loan pursuant to Section 4 the Maximum Number of Shares shall be reduced by the number of Loaned Shares surrendered by Borrower to Lender.

(e) Notwithstanding the foregoing, if, at any time after the Convertible Notes Settlement Date, the Maximum Number of Shares exceeds the product of (i) the aggregate principal amount of Convertible Notes issued on such date plus, as of any time prior to the expiration of the Option, Convertible Notes issuable upon exercise of the Option, divided by $1,000, and (ii) the Conversion Rate (as such term is used in the Indenture), then, effective at such time, the Maximum Number of Shares shall be reduced by such excess.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means a “securities intermediary” as defined by Section 8-102(a)(14) of the UCC.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as in effect from time to time. Any reference to particular sections of the UCC shall be deemed to embrace successor renumbered provisions thereof.

SECTION 2. Loans of Shares; Transfers of Loaned Shares.

(a) Subject to the terms and conditions of this Agreement, Lender hereby agrees to make available for borrowing on the Convertible Notes Settlement Date, a number of shares of Common Stock equal to the Maximum Number of Shares.

(b) Subject to the terms and conditions of this Agreement, Borrower may by written notice to Lender on or prior to the Convertible Notes Settlement Date (a “Borrowing Notice”), seek to initiate a transaction in which Lender will lend Loaned Shares to Borrower through the issuance by Lender of such Loaned Shares to Borrower upon the terms, and subject to the conditions, set forth in this Agreement (each such issuance and loan, a “Loan”). Such Loan shall be confirmed by a schedule and receipt listing the Loaned Shares provided by Lender to Borrower (the “Confirmation”). Such Confirmation shall constitute conclusive evidence with respect to the Loan, including the number of shares of Common Stock that are the subject of the Loan, to which the Confirmation relates, unless a written objection to the Confirmation specifying the reasons for the objection is received by Lender from Borrower within five Business Days after the delivery of the Confirmation to Borrower; provided that in no event shall the delivery of the Confirmation or any such objection thereto delay the transfer of Loaned Shares to which a Borrowing Notice relates pursuant to clause (d) below.

(c) Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to borrow or have any right to take delivery of, or otherwise receive or be deemed to have received, any shares of Common Stock hereunder to the extent (but only to the extent) that after such receipt of such Common Stock (i) the “beneficial ownership” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of Common Stock by Borrower or any affiliate of Borrower subject to aggregation with Borrower under such Section 11 and such rules would exceed

9.9%, as determined by the Borrower in its sole discretion, or (ii) Borrower would be subject to Section 16(b) of the Exchange Act, as determined by the Borrower in its sole discretion, and any Loan hereunder shall be void and have no effect to the extent (but only to the extent) that such “beneficial ownership” would be in excess of 9.9% or Borrower would become subject to Section 16(b) of the Exchange Act. If any delivery owed to Borrower hereunder is not made, in whole or in part, as a result of this provision, Lender’s obligation to make such delivery shall not be extinguished and Lender shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Borrower gives notice to Lender that such delivery would not result in such “beneficial ownership” being in excess of 9.9% or Borrower becoming subject to Section 16(b) of the Exchange Act. If, notwithstanding the foregoing, any delivery of Common Stock is erroneously made to Borrower or Borrower otherwise receives or is deemed to have received Common Stock in excess of the foregoing limitation contrary to the first sentence of this clause (c), such Common Stock shall remain the property of the Lender and the Borrower shall be deemed to hold the same as bailee of Lender and shall have no voting, dispositive control or pecuniary interest with respect thereto.

(d) Lender shall transfer Loaned Shares to Borrower on or before the Cutoff Time on the date specified in the Borrowing Notice for the commencement of a Loan, which date shall not be earlier than the third Business Day following receipt by Lender of the Borrowing Notice. Delivery of the Loaned Shares to Borrower shall be made in the manner set forth under Section 11 below.

SECTION 3. Loan Fee. Borrower agrees to pay Lender a single loan fee per Loan (a “Loan Fee”) equal to $0.0001 per Loaned Share. The Loan Fee shall be paid by Borrower on or before the time of transfer of the Loaned Shares pursuant to Section 2(d) on a delivery-versus-payment basis through the facilities of the Clearing Organization. Lender agrees that the Loan Fee will constitute consideration for the issuance of the Loaned Shares to be issued by Lender.

SECTION 4. Loan Terminations.

(a) Borrower may terminate all or any portion of a Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned Shares to Lender, without any consideration being payable in respect thereof by Lender to Borrower.

(b) All outstanding Loans, if any, shall terminate on the date this Agreement terminates pursuant to Section 13 (the “Facility Termination Date”) and all Loaned Shares under outstanding Loans shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the fifth Business Day following the Facility Termination Date.

(c) If on any date, the aggregate number of Loaned Shares under outstanding Loans exceeds the Maximum Number of Shares, the number of Loaned Shares in excess of the Maximum Number of Shares shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the third Business Day following such date. Upon receipt of a conversion notice from any holder of Convertible Notes, Lender shall notify Borrower within two Business Days of receipt of such conversion notice.

(d) If, as a result of complying with this Section 4 as promptly as reasonably practicable (but subject to applicable law, regulation or policy), (i) the “beneficial ownership” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of Common Stock by Borrower or any affiliate of Borrower subject to aggregation with Borrower under such Section 11 and such rules would exceed 9.9%, as determined by Borrower in its sole discretion, or (ii) Borrower would be subject to Section 16(b) of the Exchange Act, as determined by Borrower in its sole discretion, then Borrower shall be permitted to extend the date on which Loaned Shares are due under this Section 4 for all or a portion of the corresponding delivery obligation but in no event longer than such time to allow Borrower to return such Loaned Shares, through one transaction or a series of transactions, without causing such “beneficial ownership” to be in excess of 9.9% or Borrower to become subject to Section 16(b) of the Exchange Act, as determined by the Borrower in its sole discretion. In addition, if Borrower is unable to satisfy its obligations to deliver any Common Stock under this Section 4 due to illiquidity in the market for Common Stock, Borrower shall, upon prior written notice to Lender, deliver such Common Stock as promptly as reasonably practicable thereafter.

SECTION 5. Distributions.

(a) If Lender pays a cash dividend or makes a cash distribution in respect of all of its outstanding Common Stock, Borrower shall pay to Lender, within one Business Day after the payment of such dividend or distribution, an amount in cash equal to the product of (i) the amount per share of such dividend or distribution and (ii) the aggregate number of Loaned Shares under outstanding Loans as of the record date of such dividend or distribution.

(b) If Lender makes a distribution in respect of all of its outstanding Common Stock in property or securities, including any options, warrants, rights or privileges in respect of securities (other than a distribution of Common Stock as to which the number of Loaned Shares shall be adjusted pursuant to the definition of “Loaned Shares,” but including any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Common Stock) (a “Non-Cash Distribution”), then (i) Non-Cash Distributions shall be treated as additional Loans of such Non-Cash Distribution in an amount equal to the product of (x) the amount per share of Common Stock of such Non-Cash Distribution and (y) the aggregate number of Loaned Shares under outstanding Loans as of the record date of such dividend or distribution, and (ii) the definition of “Loaned Share” shall be deemed to be modified to include the per share of Common Stock kind and amount of such Non-Cash Distribution.

SECTION 6. Rights in Respect of Loaned Shares.

Subject to the terms of this Agreement, and except as otherwise agreed by Borrower and Lender, Borrower, insofar as it is the record owner of Loaned Shares, shall have all of the incidents of ownership in respect of any such Loaned Shares until such Loaned Shares are required to be delivered to Lender in accordance with the terms of this Agreement, including the right to transfer the Loaned Shares to others. Borrower agrees that it or any of its affiliates that are the record owner of any Loaned Shares initially transferred to Borrower from Lender as a Loan hereunder will not vote or provide any consent or take any similar action with respect to such Loaned Shares on any matter submitted to a vote of Lender’s shareholders during the term of the Loan; provided, however that, for the avoidance of doubt, this sentence shall only apply to Loaned Shares transferred to Borrower that have not been offered and sold in a registered public offering in accordance with the terms of the Underwriting Agreement dated as of the date hereof among Borrower, Lender and Borrowing Agent or returned to Lender in accordance with the terms of this Agreement.

SECTION 7. Representations and Warranties.

(a) Each of Borrower and Lender represents and warrants to the other that:

(i) it has full power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder;

(ii) it has taken all necessary action to authorize such execution, delivery and performance;

(iii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms;

(iv) the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound, except, in the case of each of clauses (C) and (D), for any such violation, contravention or default that would not reasonably be expected to have a material adverse effect on the financial condition, business, properties or results of operations of Lender and its subsidiaries, or Borrower and its affiliates, as applicable, taken as a whole; provided that any violation, contravention or default that would impact the performance of any party’s obligations under this Agreement shall be deemed to have a material adverse effect on the financial condition, business, properties or results of operations of such party and not qualify for the exception to clauses (C) and (D) described above; and

(v) this Agreement is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and it is entering into this Agreement in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Borrowing Agent.

(b) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that the Loaned Shares and all other outstanding shares of Common Stock of the Lender have been duly authorized and, upon the issuance and delivery of the Loaned Shares to Borrower in accordance with the terms and conditions hereof, and subject to the contemporaneous or prior receipt of the applicable Loan Fee by Lender, the Loaned Shares will be duly authorized, validly issued, fully paid non-assessable shares of Common Stock; and the stockholders of Lender have no preemptive rights with respect to the Loaned Shares.

(c) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that the outstanding shares of Common Stock are listed on The New York Stock Exchange (the “NYSE”) and the Loaned Shares have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that Lender is not “insolvent” (as such term is defined under Section 101(32) of Title 11 of the United States Code (the “Bankruptcy Code”) and any applicable state law) and Lender would be able to purchase the Maximum Number of Shares in compliance with the laws of Lender’s jurisdiction of organization.

(e) The representations and warranties of Borrower and Lender under this Section 7 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination of this Agreement for any reason.

SECTION 8. Covenants.

(a) Borrower covenants and agrees with Lender that, in so far as it is the record owner of any Loaned Shares transferred to Borrower by Lender as a Loan hereunder and offered pursuant to a registered public offering on or about the date hereof, such Loaned Shares will be used for the purpose of directly or indirectly facilitating the sale of the Convertible Notes and the hedging of the Convertible Notes by the holders thereof.

(b) Borrower covenants and agrees with Lender that it will not transfer or dispose of any Loaned Shares transferred to Borrower by Lender as a Loan hereunder of which it is the record owner except pursuant to a registration statement that is effective under the Securities Act; provided that Borrower may transfer any such Loaned Shares to any of its affiliates without a registration statement so long as such affiliate transferee does not transfer or dispose of such Loaned Shares to any non-affiliated transferee except pursuant to a registration statement that is effective under the Securities Act.

(c) Lender agrees and acknowledges that Borrower has represented to Lender that Borrower is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Agreement is intended to be a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” or “margin payment,” as such terms are defined in Section 741(8) and Section 741(5) of the Bankruptcy Code, and a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Borrower is intended to be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(d) Lender covenants and agrees that, on any day on which Lender effects any repurchase of shares of Common Stock, Lender shall give Borrower a written notice of the number of its outstanding shares of Common Stock (a “Repurchase Notice”) if, following such repurchase, the number of outstanding shares of Common Stock shall have decreased by more than 1.0% since the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, the number of outstanding shares of Common Stock as of the date hereof); provided that, as of any date, for purposes of calculating the number of outstanding shares of Common Stock as of the date of the immediately preceding Repurchase Notice, such number shall be adjusted as set forth in clauses (a) and (b) of the definition of “Maximum Number of Shares” above, to the same extent the number of shares of Common Stock are adjusted therein, and only to the extent that any of the events listed in such clauses (a) and (b) have occurred between the date of the immediately preceding Repurchase Notice and such date.

(e) Lender covenants and agrees that, unless otherwise agreed to by Borrower in writing, Lender shall not, nor shall cause any other person to, directly or indirectly, purchase shares of Common Stock such that, after giving effect to such purchase, the aggregate number of Loaned Shares under outstanding Loans shall be in excess of 25% of the number of outstanding shares of Common Stock at such time.

(f) Lender covenants and agrees that, on the date hereof, Lender shall provide to Borrower a properly executed Internal Revenue Service Form W-9.

SECTION 9. Events of Default.

(a) All Loans, and any further obligation to make Loans under this Agreement, may, at the option of Lender by a written notice to Borrower (which option shall be deemed exercised, even if no notice is given, immediately upon the occurrence of an event specified in either Section 9(a)(iii) or Section 9(a)(iv) below), be terminated (i) immediately upon the occurrence of any of the events set forth in Section 9(a)(iii) or Section 9(a)(iv) below and (ii) two Business Days following such notice upon the occurrence of any of the other events set forth below, (each, a “Borrower Default”):

(i) Borrower fails to deliver Loaned Shares to Lender as required by Section 4;

(ii) Borrower fails to deliver or pay to Lender when due any cash, securities or other property as required by Section 5;

(iii) the filing by or on behalf of Borrower of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by Borrower for, or consent or acquiescence to, the appointment of a receiver trustee, custodian or similar official of Borrower, or of all or a substantial part of its property; or the making by Borrower of a general assignment for the benefit of creditors; or the admission by Borrower in writing of its inability to pay its debts as they become due;

(iv) the filing of any involuntary petition against Borrower in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Borrower or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or of all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Borrower; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(v) Borrower fails to provide any indemnity as required by Section 12;

(vi) Borrower notifies Lender of its inability to or intention not to perform Borrower’s obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or

(vii) any representation made by Borrower under this Agreement in connection with any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder or Borrower fails to comply in any material respect with any of its covenants under this Agreement.

(b) All Loans, and any further obligation to make Loans under this Agreement, may, at the option of Borrower by a written notice to Lender, be terminated two Business Days following such notice by Borrower upon the occurrence of any of the events set forth below (each, a “Lender Default,” and any Lender Default or Borrower Default, a “Default”):

(i) the filing by or on behalf of Lender of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law, or any action by Lender for, or consent or acquiescence to, the appointment of a receiver, trustee, custodian or similar official of Lender, or of all or a substantial part of its property; or the making by Lender of a general assignment for the benefit of creditors; or the admission by Lender in writing of its inability to pay its debts as they become due; or

(ii) the filing of any involuntary petition against Lender in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Lender or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Lender or of all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Lender; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged.

SECTION 10. Lender’s Remedies.

(a) Notwithstanding anything to the contrary herein, if Borrower is required to return Loaned Shares pursuant to Section 4 and, on the date on which Borrower is required to return Loaned Shares pursuant to Section 4, the purchase of Common Stock by Borrower in an amount equal to all or any portion of the number of Loaned Shares to be delivered to Lender shall 1) be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, 2) violate, or would upon such purchase likely violate, any order or prohibition of any court, tribunal or other governmental authority, 3) require the prior consent of any court, tribunal or governmental authority prior to any such repurchase or 4) subject Borrower, in the commercially reasonable judgment of Borrower, to any liability or potential liability under any applicable federal securities laws (other than Section 11 and Section 16(b) of the Exchange Act or illiquidity in the market for Common Stock, in which events Section 4(d) hereof shall govern) (each of (i), (ii), (iii) and (iv), a “Legal Obstacle”), then, in each case, Borrower shall immediately notify Lender of the Legal Obstacle and the basis therefor, whereupon Borrower’s obligation to deliver Loaned Shares to Lender shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of and during the continuation of any Repayment Suspension, Borrower shall use its reasonable best efforts to remove or cure the Legal Obstacle as soon as practicable; provided that, to the extent such Legal Obstacle is caused, directly or indirectly by Lender (including a bankruptcy or insolvency of Lender), Lender shall promptly reimburse all reasonable costs and expenses (including legal counsel to Borrower) incurred or, at Borrower’s election, provide reasonably adequate surety or guarantee for any such costs and expenses that may be incurred by Borrower, in each case in removing or curing such Legal Obstacle.

If Borrower is unable to remove or cure the Legal Obstacle within a reasonable period of time under the circumstances, Borrower shall pay to Lender, in lieu of the delivery of Loaned Shares otherwise required to be delivered, an amount in immediately available funds (the “Replacement Cash”) equal to the product of the Closing Price as of the Business Day immediately preceding the date Borrower makes such payment and the number of Loaned Shares otherwise required to be delivered.

(b) If Borrower shall fail to deliver Loaned Shares to Lender on the due date when any Loan is terminated under Section 4 or Borrower shall fail to pay the Replacement Cash to Lender in accordance with Section 10(a) above (to the extent Borrower is permitted and elects to pay Replacement Cash), then, in either case, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (without further notice to Borrower) to purchase a like number of shares of Common Stock (and, Non-Cash Distributions, if applicable pursuant to Section 5(b)) (“Replacement Shares”) in the principal market for such securities in a commercially reasonable manner (and Lender shall promptly notify Borrower of the aggregate purchase price of the Replacement Shares upon the exercise of such right); provided that Lender shall not be permitted to exercise its right to purchase Replacement Shares if Borrower is delivering Loaned Shares to Lender in accordance with Section 4(d), and provided further that if any Repayment Suspension or failure to deliver shall exist and be continuing, Lender shall not be permitted to exercise its right to purchase Replacement Shares unless Borrower shall fail to deliver the Loaned Shares or pay the Replacement Cash to Lender in accordance with Section 10(a) above. To the extent Lender shall exercise such right, Borrower’s obligation to return a like amount of Loaned Shares or to pay the Replacement Cash, as applicable, shall terminate and Borrower shall be liable to Lender for the purchase price of such Replacement Shares (plus all other amounts, if any, due to Lender hereunder). The purchase price of Replacement Shares purchased under this Section 10 shall include broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase and sale. In the event Lender exercises its rights under this Section 10, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Shares, to be deemed to have made such purchase of Replacement Shares for an amount equal to the Closing Price of the Common Stock on the date Lender elects to exercise this remedy. The parties hereby agree that repurchase of the Replacement Shares in a manner intended to allow the Lender to avail itself of the safe harbor provided by Rule 10b-18 under the Exchange Act shall be considered commercially reasonable.

SECTION 11. Transfers.

(a) All transfers of Loaned Shares to Borrower hereunder shall be made by the crediting by a Clearing Organization of such financial assets to the Borrower’s “securities account” (within the meaning of Section 8-501 of the UCC)

maintained with such Clearing Organization. All transfers of Loaned Shares to Lender hereunder shall be made by the crediting of such Loaned Shares to Lender’s Designated Account (whereupon, for the avoidance of doubt, such Loaned Shares credited to Lender’s Designated Account shall become the property of Lender, and Borrower shall have no voting, dispositive control or pecuniary interest with respect thereto). In every transfer of “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) hereunder, the transferor shall take all steps necessary (i) to effect a delivery of such financial assets to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee in such financial assets under Section 8-501 of the UCC, (ii) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (iii) to provide the transferee with comparable rights under any similar law or regulation of any other jurisdiction that is applicable to such transfer.

(b) Except as otherwise provided herein, all transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.

(c) A transfer of securities or cash may be effected under this Section 11 on any day except (i) a day on which the transferee is closed for business at its address set forth in Section 16 or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer. Any transfer not effected because of this clause (c) shall be made on the next following day on which such transfer may be made.

SECTION 12. Indemnities.

(a) Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (including, without limitation, any losses relating to Borrower’s market activities as a consequence of becoming, or of the risk of becoming, subject to Section 16(b) of the Exchange Act, including, without limitation, any forbearance from market activities or cessation of market activities and any losses in connection therewith) incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with, (i) any breach by Lender of any of its representations or warranties contained in Section 7 or (ii) any breach by Lender of any of its covenants or agreements in this Agreement.

(b) Borrower hereby agrees to indemnify and hold harmless Lender and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with (i) any breach by Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by Borrower of any of its covenants or agreements in this Agreement.

(c) In case any claim or litigation which might give rise to any obligation of a party under this Section 12 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 12. Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(d) An Indemnifying Party shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 12 without the written consent of the Indemnifying Party.

SECTION 13. Termination of Agreement.

(a) This Agreement shall terminate upon the earliest of (i) the date as of which Lender has notified Borrower in writing of its intention to terminate this Agreement at any time after the entire principal amount of Convertible Notes ceases to be outstanding and the Lender has settled all payments or deliveries in respect of such Convertible Notes (as such settlement may be extended pursuant to market disruption events or otherwise pursuant to the Indenture), whether as a result of conversion, redemption, repurchase, cancellation, at maturity or otherwise, (ii) the written agreement of Lender and Borrower to so terminate, (iii) the termination of the underwriting agreement relating to the Convertible Notes without issuance of the Convertible Notes or the failure of the initial offering of the Convertible Notes to close, in each case pursuant to the terms of such underwriting agreement and the Indenture, (iv) the occurrence of a Borrower Default, at the option of the Lender, as set forth in Section 9(a) and (v) the occurrence of a Lender Default, at the option of the Borrower, as set forth in Section 9(b).

(b) Unless otherwise agreed in writing by Borrower and Lender, the provisions of Section 12 shall survive the termination of this Agreement.

SECTION 14. Delegation.

Neither party shall delegate its obligations under this Agreement without the prior written consent of the other party, and any attempt to delegate obligations arising under this Agreement without such consent shall be void; provided that notwithstanding the foregoing and anything to the contrary herein, Borrower may designate any person to deliver Loaned Shares to Lender when due in accordance with this Agreement and to otherwise perform Borrower’s obligations in respect of this Agreement and any such designee may assume such obligations. Borrower shall only be discharged of its obligations to Lender to the extent of any such delivery or performance.

SECTION 15. Transfer and Assignment.

Neither party shall transfer or assign its rights or obligations under this Agreement without the prior written consent of the other party, and any attempt to transfer or assign any rights or obligations arising under this Agreement without such consent shall be void; provided that notwithstanding the foregoing and anything to the contrary herein, Borrower shall have the right to assign its rights and obligations under this Agreement to any of its affiliates and be released from all of its obligations under this Agreement so long as the guarantee executed and delivered by Guarantor in accordance with Section 19 (or a replacement guarantee in substantially the same form) shall remain in full force and effect.

SECTION 16. Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b) All such notices and other communications shall be directed to the following address:

(i)	If to Borrower or Borrowing Agent to:

Bear, Stearns & Co. Inc.

383 Madison Avenue

New York, NY 10179

(ii)	If to Securities Intermediary to:

Bear, Stearns & Co. Inc.

383 Madison Avenue

New York, NY 10179

(iii)	If to Lender to:

Flotek Industries, Inc.

2930 West Sam Houston

Parkway North, Suite 300

Houston, Texas 77043

Attention: Lisa G. Meier

Facsimile: (713) 849-9911

(c) In the case of any party, at such other address as may be designated by written notice to the other parties.

SECTION 17. Governing Law; Submission To Jurisdiction; Severability.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

SECTION 19. Parent Guarantee.

On or prior to the date of the transfer of Loaned Shares to the Borrower in a Loan pursuant to this Agreement, Bear Stearns Companies Inc., a Delaware corporation, will execute a parent guarantee in favor of the Lender substantially in the form of Annex A hereto.

SECTION 20. Amendments.

No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

SECTION 21. Capacity of Borrowing Agent.

Borrowing Agent is acting in connection with this Agreement solely in its capacity as Borrowing Agent for Lender and Borrower pursuant to instructions from Borrower and Lender. Borrowing Agent shall have no responsibility or personal liability to Lender or Borrower arising from any failure by Lender or Borrower to pay or perform any obligations hereunder, or to monitor or enforce compliance by Lender or Borrower with any obligation hereunder. Each of Lender and Borrower agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Agreement. Borrowing Agent shall otherwise have no liability in respect of this Agreement, except for its gross negligence or willful misconduct in performing its duties as Borrowing Agent.

IN WITNESS WHEREOF, the parties hereto have executed this Share Lending Agreement as of the date and year first above written.

FLOTEK INDUSTRIES, INC. as Lender		BEAR, STEARNS INTERNATIONAL LIMITED as Borrower

By:	/s/ Jerry D. Dumas, Sr.	By:	/s/ Michael O’Donovan
Name:	Jerry D. Dumas, Sr.	Name:	Michael O’Donovan
Title:	Chairman, President and CEO	Title:	Authorized Signatory

BEAR, STEARNS & CO. INC. as Borrowing Agent

		By:	/s/ Robert Aberman
		Name:	Robert Aberman
		Title:	Senior Managing Director

Annex A

Form of Parent’s Guarantee